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                                                            EXHIBIT 99

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


 To the Board of Directors of Fleetwood Credit Corp. and
 The First National Bank of Chicago as trustee:


We have audited, in accordance with generally accepted auditing standards the financial statements of FLEETWOOD CREDIT CORP. and SUBSIDIARY as of April 30, 1996 and have issued our report thereon dated May 31. 1996,

The audit referred to above included tests relating to simple interest retail installment sales contracts serviced for others in accordance
with the requirements of the Uniform Single Audit    Program for
Mortgage Bankers. Our audit disclosed no exceptions or errors in records relating to simple interest retail installment sales contracts serviced for others that, in our opinion, the Program requires us to report.

We are independent with respect to Fleetwood Credit Corp. within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

This report is intended solely for the information and use of the board of directors and management of Fleetwood Credit Corp. and The First National Bank of Chicago end should not be used for any other purpose.



                       /S/ARTHUR ANDERSEN LLP
                       ARTHUR ANDERSEN LLP

County, California
May 31, 1996